Exhibit 99.1

Lupin Divests U.S. Commercial Women’s Health Specialty Business to Evofem, including SOLOSEC

Mumbai, Naples, and San Diego, July 15, 2024: Global pharma major Lupin Limited (Lupin) announced today that it has divested its U.S. Commercial Women’s Health Specialty Business to Evofem Biosciences, Inc. (OTCQB: EVFM) (Evofem), a U.S. biopharmaceutical company focused exclusively on Women’s Health. Lupin’s U.S. Commercial Women’s Health Specialty Business is primarily focused on commercializing SOLOSEC® (secnidazole) 2g oral granules. This FDA-approved single-dose antimicrobial agent provides a complete course of therapy for the treatment of bacterial vaginosis (BV) and trichomoniasis, two common sexual health infections.

Under the terms of the deal, Lupin can receive a potential total consideration of up to USD 84 million based on future contingent milestones.

Dr. Fabrice Egros, President - Global Corporate Development, Lupin said, “We are very pleased to divest our U.S. Commercial Women’s Health Specialty business, including SOLOSEC®, to Evofem. This divestment is another step in aligning our U.S. specialty business with our strategic plan to build our specialty business in therapeutic areas where we have building blocks of synergy. These include respiratory and neurological diseases.”

“The acquisition of this commercial business aligns with and advances our mission to improve access to innovative and differentiated options that impact women’s daily lives. SOLOSEC is a commercially attractive, single-dose oral antibiotic that addresses two pervasive sexual health infections. We can now fully leverage our commercial infrastructure, maximize our strong physician relationships, and re-launch an asset with tremendous growth potential,” said Saundra Pelletier, Chief Executive Officer, Evofem.

About Lupin

Lupin is an innovation-led transnational pharmaceutical company headquartered in Mumbai, India. The Company develops and commercializes a wide range of branded and generic formulations, biotechnology products, and APIs in over 100 markets in the U.S., India, South Africa, and across the Asia Pacific (APAC), Latin America (LATAM), Europe, and Middle East regions.

The Company enjoys a leadership position in the cardiovascular, anti-diabetic, and respiratory segments and has a significant presence in the anti-infective, gastro-intestinal (GI), central nervous system (CNS), and women’s health areas. Lupin is the third-largest pharmaceutical company in the U.S. by prescriptions. The company invested 7.8% of its revenue in research and development in FY24.

Lupin has 15 manufacturing sites, 7 research centers, more than 20,000 professionals working globally, and has been consistently recognized as a ‘Great Place to Work’ in the Biotechnology & Pharmaceuticals sector.

Please visit www.lupin.com for more information.

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About Evofem Biosciences

Evofem Biosciences is focused on commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid, and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

In December 2023, Evofem entered into a Merger Agreement with Aditxt, Inc. (Nasdaq: ADTX) under which Aditxt intends to acquire Evofem. The parties reinstated and amended the Merger Agreement, as amended, in May 2024 and are working to close the contemplated transaction in the second half of 2024.

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About SOLOSEC®

SOLOSEC® (secnidazole) 2 g oral granules is the first and only single-dose oral prescription approved to treat both bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and trichomoniasis, a sexually transmitted infection, in people 12 years of age and older.1-4 Since trichomoniasis is a sexually transmitted infection, sexual partners of infected patients should be treated with the same dose and at the same time to prevent reinfection. SOLOSEC® is designed to be easy to take and one oral dose contains a complete course of treatment.1

Additional information about SOLOSEC® can be found at www.SOLOSEC.com.

For further information or queries please contact –

For Lupin

Heena Dhedhi
Deputy General Manager – Corporate Communications
Email: heenadhedhi@lupin.com

For Evofem

Amy Raskopf

Chief Business Development Officer

(917) 673-5775

araskopf@evofem.com

media@evofem.com

ir@evofem.com

References:

1 SOLOSEC Package Insert

2 Workowski KA, Bachmann LH, Chan PA, et al. CDC Sexually Transmitted Diseases Treatment Guidelines, 2001. MMWR Recomm Rep 2021; 70(RR-04):1-192.

3 Onderdonk AB, Delaney ML, Fichorova RN. The Human Microbiome During Bacterial Vaginosis. Clin Microbiol Rev. 2016;29(2):223-238.

4 Koumans EH, Sternberg M, Bruce C, et al. The prevalence of bacterial vaginosis in the United States, 2001-2004; associations with symptoms, sexual behaviors, and reproductive health. Sex Transm Dis. 2007;34(11):864-869.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the anticipated timing to close the contemplated Aditxt transaction. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in Evofem’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024, Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 12, 2024, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem does not undertake any duty to update any forward-looking statement except as required by law.

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